Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

THIRD QUARTER AND NINE MONTH 2010 RESULTS

Significant Improvements in Operating Income and Net Income

CINCINNATI, OHIO, November 11, 2010 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced third quarter results for the period ended September 30, 2010.

Financial highlights for the third quarter of 2010 compared to the third quarter of 2009 include:

Net sales increased from $32.0 million to $33.9 million;

Gross profit increased from $6.9 million to $7.7 million;

Gross margin increased from 21.5% to 22.8%;

Selling & administrative expenses were reduced by $0.4 million to $6.6 million;

Operating income increased from a loss of $0.3 million in 2009 to $1.6 million in 2010;

Net income was $0.7 million compared to a net loss of $0.7 million in 2009;

Net income per diluted share was $0.05 compared to net loss per diluted share of $0.05 in 2009;

Backlog as of September 30, 2010 was $56.3 million compared to $55.1 million as of June 30, 2010; and

Total bank debt of $3.1 million with cash and cash equivalents of $4.2 million.

Financial highlights for the nine months ended September 30, 2010 compared to nine months ended September 30, 2009 include:

Net sales increased from $102.4 million to $103.7 million;

Gross profit increased from $23.1 million to $24.1 million;

Gross margin increased from 22.6% to 23.3%;

Selling & administrative expenses were reduced by $1.0 million to $20.8 million from $21.8 million;

Operating income increased from $0.7 million in 2009 to $3.6 million;

Net income increased to $1.4 million compared to a net loss of $0.9 million in 2009;

Net income per diluted share was $0.09 compared to net loss per diluted share of $0.07.

“I am very pleased with our third quarter performance as our focus on operating leverage and margin improvement has shown positive results,” commented CECO’s Chief Executive Officer, Jeff Lang. “We are also seeing increased demand for our products worldwide, especially in China and India, which together with our continued focus on cost reduction and streamlining operations should result in improving results for the rest of 2010 and into 2011.”

CECO will host a conference call on Thursday, November 11, 2010 at 8:30 a.m. EST to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866.770.7051
International dial in number:	617.213.8064
Participant passcode:	10089206

Replay:	888-286-8010
International:	617-801-6888
Passcode:	56605514

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-333-5475

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009
Net sales	$33,860	$31,964	$103,657	$102,396

Gross profit	7,728	6,874	24,144	23,097
	22.8%	21.5%	23.3%	22.6%

Selling and administrative expense	6,648	7,034	20,786	21,793
	19.6%	22.0%	20.1%	21.3%

Income (loss) from operations	1,570	(299)	3,588	686
	4.6%	-0.9%	3.5%	0.7%

Net income (loss)	683	(678)	1,362	(948)
	2.0%	-2.1%	1.3%	-0.9%
Earnings per share
Basic net income (loss)	$0.05	($0.05)	$0.10	($0.07)
Diluted net income (loss)	$0.05	($0.05)	$0.09	($0.07)

Weighted average number of common shares outstanding:
Basic	14,320,188	14,241,594	14,304,554	14,214,065
Diluted	17,128,215	14,241,594	14,396,965	14,214,065

Selected balance sheet items	9/30/2010	12/31/2009
Cash & cash equivalents	$4,185	$1,393
Total bank debt	3,099	2,707
Convertible debt	10,800	10,800

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include, but are not limited to: our dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding our estimates and our method of accounting for contract revenue; our history of losses and possibility of further losses; fluctuations in operating results from period to period due to seasonality of our business; the effect of growth on our infrastructure, resources, and existing sales; our ability to expand our operations in both new and existing markets; the potential for contract delay or cancellation; the potential for fluctuations in prices for manufactured components and raw materials; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. We caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to our views as of the date the statement is made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.